Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Palmetto Bancshares, Inc. and Subsidiary

We consent to incorporation by reference in the Registration Statement on Form S-3 of our report dated February 28, 2011, related to the consolidated balance sheets of Palmetto Bancshares, Inc. and Subsidiary as of December 31, 2010 and the related consolidated statements of income (loss), changes in shareholders’ equity and comprehensive income (loss) and cash flows for the year then ended, which report appears in the December 31, 2010 Annual Report on Form 10-K and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Elliott Davis, LLC

Greenville, South Carolina

February 28, 2011